Exhibit 99.1

ViXS SYSTEMS INC.
Consolidated Financial Statements January 31, 2017 and 2016

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of
ViXS Systems Inc.
We have audited the accompanying consolidated financial statements of ViXS Systems Inc, which comprise the consolidated statements of financial position as at January 31, 2017 and 2016, and the consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the years then ended, and a summary of significant accounting policies and other explanatory information.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of ViXS Systems Inc. as at January 31, 2017 and 2016, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.
Emphasis of Matter
Without qualifying our opinion, we draw attention to note 2 in the consolidated financial statements, which indicates that the Company has yet to achieve profitable operations and that the Company will need to raise additional capital in future periods to fund its operations. These conditions, along with other matters as set forth in note 2, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

Toronto, Ontario April 12, 2017

ViXS Systems Inc.
Consolidated Statements of Loss and Comprehensive Loss

Dollar amounts in U.S. dollars	Note	Fiscal Years Ended January 31,
Amounts in thousands, except loss per share		2017	2016
Revenue	3,5	$29,513	$26,286
Cos t of s ales	6	20,649	16,030
Gross margin		8,864	10,256
Operating expenses Research and development	3,6,8,17	11,977	13,228
Selling, general and administrative	3,6	8,070	7,928
Total operating expenses		20,047	21,156
Loss before finance cos ts and income and currency loss es		(11,183)	(10,900)
Other income (expenses ): Finance cos ts (income)	6	313	(501)
Currency gain (loss )		16	(204)
Total other income (expenses )		329	(705)
Loss before income taxes		($10,854)	($11,605)
Income tax expense	7	(102)	(29)
Net loss for the year Other comprehensive income (loss ) Item subject to reclassification		(10,956)	(11,634)
Exchange difference on translating foreign operations		32	(10)
Comprehensive loss for the year		($10,924)	($11,644)
Loss per share attributed to common equity holders Basic	9	($0.17)	($0.23)
Diluted	9	($0.17)	($0.23)

See accompanying notes to the consolidated financial statements.

ViXS Systems Inc.
Consolidated Statements of Financial Position

		As at January 31,
Dollar amounts in U.S. dollars	Note	2017	2016
Amounts in thousands
Assets Current assets Cash and cash equivalents		$2,732	$7,022
Restricted cash		125	250
Trade accounts receivable	10	2,626	2,291
Other amounts receivable	11	445	615
Inventories	12	3,232	2,151
Prepayments	13	951	6,614
Total current assets		10,111	18,943
Non-current assets Property, plant and equipment	14	2,419	1,759
Intangible assets	15	6,860	5,516
Prepayments	13	203	358
Total non-current assets		9,482	7,633
Total assets		$19,593	$26,576
Liabilities and shareholders ' equity Liabilities Current liabilities Revolving bank loan payable	16	$5,685	$5,285
Current portion of repayable government assistance	17	159	661
Trade and other payables	18	4,018	5,639
Deferred revenue		173	390
Total current liabilities		10,035	11,975
Non-current liabilities Accrued non-current liabilities	18	126	130
Convertible debt	3,19,25	4,685	2,623
Warrant liability	3,19,25	130	60
Repayable government assistance	17	1,388	1,418
Total non-current liabilities		6,329	4,231
Total Liabilities		16,364	16,206
Is sued capital		168,081	157,077
Contributed surplus		15,492	14,713
Cumulative translation adjustment		(61)	(93)
Deficit		(172,283)	(161,327)
Total shareholders' equity		3,229	10,370
Total liabilities and shareholders' equity		$19,593	$26,576

See accompanying notes to the consolidated financial statements.

ViXS Systems Inc.
Consolidated Statements of Changes in Equity

Dollar amounts in U.S. Dollars Amounts in Thous ands	Notes	Number of Common Shares	Is s ued Capital	Contributed Surplus	Cumulative Trans lation Adjus tment	Deficit	Total Equity
Balance, January 31, 2015		50,377	$154,683	$14,412	($83)	($149,693)	$19,319
Los s for the year		0	0	0	(10)	(11,634)	(11,644)
Private placement		10,076	2,394	0	0	0	2,394
Share-bas ed payment trans actions	6,21	0	0	301	0	0	301
Balance, January 31, 2016		60,453	$157,077	$14,713	($93)	($161,327)	$10,370
Los s for the year		0	0	0	32	(10,956)	(10,924)
Private placement		11,583	2,626	0	0	0	2,626
Shares /RSU ves ted		1,281	378	(378)	0	0	0
Share-bas ed payment trans actions	6,21	0	0	1,157	0	0	1,157
Balance, January 31, 2017		73,317	$160,081	$15,492	($61)	($172,283)	$3,229

See accompanying notes to the consolidated financial statements.

ViXS Systems Inc.
Consolidated Statements of Cash Flows

		Fiscal Years Ended January 31,
Dollar amounts in U.S. dollars	Note	2017	2016
Amounts in thousands
Operating activities
Net Loss for the year		$(10,956)	$(11,634)
Add (deduct) items not involving cash
Depreciation of property, plant and equipment		372	411
Depreciation of mask costs		385	223
Amortization of intangible assets		1,342	571
Increase in non-current prepayments		155	2,570
Adjustment to provision for repayable government assistance	8	(190)	(923)
Share-bas ed trans action expense		1,157	301
Finance costs (income)		(313)	501
Decrease (increase) in trade and other receivables and current prepayments		5,498	(1,448)
Decrease (increase) in inventories		(1,081)	717
Decrease in trade and other payables		(1,626)	(7,352)
Increase (decrease) in deferred revenue		(217)	222
Cash flows used in operating activities		$(5,474)	$(15,841)
Investing activities Interest received		1	57
Additions to property, plant and equipment		(1,417)	(390)
Acquisition of intangible as sets		(2,686)	(1,403)
Cash flows used in investing activities		($4,102)	($1,736)
Financing activities
Net proceeds from unit private placement		5,890	4,842
Increase in bank borrowings		400	5,285
Decrease in provision for repayable government assistance	8	(114)	(41)
Interest and other finance cos ts		(1,100)	(558)
Cash flows from financing activities		$5,076	$9,528
Net decrease in cash and cash equivalents		(4,500)	(8,050)
Effect of foreign exchange		85	32
Cash and cash equivalents , beginning of year		7,272	15,289
Cash and cash equivalents , end of year		$2,857	$7,272
Interest paid (1)		526	84
Interest received (1)		1	41
Income taxes paid (1)		9	51

See accompanying notes to the consolidated financial statements.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

1. Business and organization
The consolidated financial statements of ViXS Systems Inc. (“ViXS” or the “Company”) for the year ended January 31, 2017 were authorized for issue on April 12, 2017 pursuant to a resolution of the Board of Directors.
The Company is incorporated under the federal laws of Canada. Its registered office is located at 1210 Sheppard Avenue East, Suite 800, Toronto, Ontario, Canada, M2K 1E3. The principal activities of the Company are described in note 5.
2. Basis of presentation

The consolidated financial statements are presented in thousands of U.S. dollars, except for shares, units and per share amounts or unless otherwise indicated.
Statement of compliance

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries, which are described in note 22.
Subsidiaries are fully consolidated from the date of acquisition or formation, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intercompany balances, revenue and expenses, unrealized gains and losses and dividends resulting from intercompany transactions have been eliminated on consolidation.
Going concern

The consolidated financial statements has been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

As at January 31, 2017, the Company has not yet achieved profitable operations, and has an accumulated deficit of $172.3 million. Whether, and when, the Company can attain profitability and positive cash flows from operations have uncertainty, which casts significant doubt upon the Company’s ability to continue as a going concern. The application of the going concern assumption is dependent upon the Company’s ability to generate future profitable operations and obtain necessary financing to do so. While the Company has been successful in obtaining financing to date, there can be no assurance that it will be able to do so in the future on terms favourable for the Company. The Company will need to raise capital in order to fund its operations. This need may be adversely impacted by: uncertain market conditions, approval by regulatory bodies, and adverse results from operations. The Company believes it will be able to acquire sufficient funds to cover planned operations through the next twelve-month period from anticipated revenue growth during fiscal 2018 and by securing additional financing through additional credit access from its commercial bank, plus other financing alternatives and strategic options currently being explored. The outcome of these matters cannot be predicted at this time.

3. Accounting policies
Accounting judgment and use of estimates:

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The preparation of the consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimate is revised if the revision affects only that year, or in the year of the revision and future years if the revision affects both current and future years. Although these estimates are based on management’s best knowledge of the current events and actions that the Company may undertake in the future, actual results may differ from these estimates.

Management determines the fair value of the convertible debenture and other financial liability using valuation techniques. Those techniques are significantly affected by the estimated assumptions used, including discount rates, volatility, expected life and estimates of future cash flows.

Changes in accounting policies

The accounting policies applied are consistent with those of the previous financial year.

Future accounting policy changes
Certain pronouncements were issued by the IASB that are mandatory for accounting periods beginning on or after February 1, 2016 or later periods. Many are not applicable or do not have a significant impact to the Company and have been excluded from the details below. The following have not yet been adopted and are being evaluated to determine the resultant impact on the Company. The Company plans to adopt these future accounting pronouncements on their effective dates.

i)	IFRS 15, Revenue from Contracts with Customers (“IFRS 15”)

IFRS 15 provides guidance on revenue recognition and relevant disclosures. The standard provides a single, principles-based five-step model to be applied to all contracts with customers. IFRS 15 was issued in May 2014 and applies to annual reporting periods beginning on or after January 1, 2018. The effective date of this standard is for the Company’s fiscal year commencing February 1, 2018. The Company is in the process of assessing the impact that this standard will have on the consolidated financial statements.

ii)	IFRS 9, Financial Instruments (“IFRS 9”)

IFRS 9 was issued in July 2014 and replaces IAS 39 Financial Instruments. The standard includes requirements for recognition and measurement, impairment, derecognition and general hedge accounting. The IASB completed its project to replace IAS 39 in phases, adding to the standard as it completed each phase. The version of IFRS 9 issued in 2014 supersedes all previous versions and is mandatorily effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company is in the process of assessing the impact that this standard will have on the consolidated financial statements.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

iii)    IAS 7, Statement of Cash Flows (“IAS 7”)

In January 2016, the IASB issued an amendment to IAS 7 in order to clarify and improve information provided to users of financial statements about an entity’s financing activities. This amendment is effective for annual periods beginning on or after January 1, 2017, and is to be applied prospectively. Earlier application is permitted. The Company is in the process of assessing the impact that this standard will have on the consolidated financial statements.

iv)    IFRS 16, Leases (“IFRS 16”)

IFRS 16 was issued in January 2016 and applies to annual reporting periods beginning on or after
January 1, 2019. The standard provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. The Company has not yet assessed the impact this standard will have on the consolidated financial statements.
Summary of significant accounting policies
a) Foreign currency translation
The Company’s consolidated financial statements are presented in U.S. dollars, which is also the parent company’s functional currency. Each subsidiary entity determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. See note 22 for the functional currency of each subsidiary.

i)	Transactions and balances

Transactions in foreign currencies are initially recorded by the Company’s entities at their respective functional currencies at the rates prevailing on the dates of the transactions.
Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange in effect at the reporting dates.
All differences are recorded in the consolidated statements of loss and comprehensive loss with the exception of monetary items that provide an effective hedge for a net investment in a foreign operation. Tax charges and credits attributable to exchange differences on those monetary items are recorded in equity.
Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the note of exchange in effect at the date of the initial transaction. Non-monetary assets and liabilities measured at fair value in a foreign currency are translated using the rate of exchange in effect at the date when the fair value is determined.
ii) Subsidiary companies

The functional currency of each foreign subsidiary is its local currency, as described in note 22. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange prevailing at the reporting dates and their revenue and expense items are translated at exchange rates prevailing at the date of the transactions. The exchange differences arising on the translation are recognized in other comprehensive loss.
b) Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, less sales taxes or duty. The Company assesses its revenue arrangements against specific criteria in order to determine if it is

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

acting as a principal or agent. The Company has concluded that it is acting as a principal in all of its revenue arrangements. The following specific recognition criteria must also be met before revenue is recognized:
Sale of goods

The Company recognizes product revenue through direct sales and sales to distributors when the following criteria are met:

1.	The significant risks and rewards of ownership of the goods have passed to the buyer;

2.	No continuing managerial involvement to the degree usually associated with the ownership or effective control of the goods is retained;

3.
The amount of revenue can be measured reliably. In the case of distributors and agreements with distributors these agreements do not have allowances for price protection. Warranty returns can be reasonably estimated at the time of shipment and, to date, warranty returns from distributors have not been material;

4.
It is probable that the economic benefits associated with the transaction will flow to the Company. In the case of distributors, there is an obligation to pay that is not contingent on the resale of the product; and

5.
The costs incurred or to be incurred in respect of the transaction can be measured reliably. In the case of distributors, no costs beyond the commission payable to the distributor for their services is incurred after shipment, and the amount payable is known at the time of shipment.

Pricing with end customers is determined by direct negotiation with those end customers, even if the product is sold to a distributor that resells the product to the end customer, and distributors are entitled to a commission on those sales, which is determinable at the time of shipment. The Company does not have obligations for future performance to directly bring about resale of the product by the distributor or continuing managerial involvement over the goods once they have been shipped to the distributor. The Company recognizes the negotiated end customer selling price as revenue and the commission payable to the distributor as a selling expense. The actual end customer selling price from the distributor may vary from the end customer selling price negotiated by the Company.

Generally, these criteria are all satisfied upon shipment of the goods. If any of the above criteria have not been satisfied upon shipment of the related goods, revenue and related costs are deferred until the criteria have been satisfied.

The Company also derives revenue from development and support contracts, as well as from sales of development kits, which provide its customers with development platforms that help them design and build products around the Company’s semiconductor devices (collectively known as “NRE revenue”).

The Company pays several of its distributors’ customers for warehousing, marketing, and brand promotion services, which are accounted for as selling expenses.

c) Income taxes

i)	Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date in the countries where the Company operates and generates taxable income.
Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statements of loss and comprehensive loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

ii)	Deferred income tax

Deferred income tax is provided for using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.
Deferred tax liabilities are recognized for all taxable temporary differences, except:

•
Where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit.

•
In respect of taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, carryforward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carryforward of unused tax credits and unused tax losses can be utilized except:

•
Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit.

•
In respect of deductible temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.
Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income (loss) or directly in equity.

iii)
Deferred tax assets and deferred tax liabilities are offset, provided a legally enforceable right to set off current tax assets against current income tax liabilities exists and the deferred taxes relate to the same taxable entity and the same taxation authority.Sales tax

Revenue, expenses, assets, and liabilities are recognized net of the amount of sales tax, except:

•
When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable.

•	When receivables and payables are stated with the amount of sales tax included.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The net amount of sales tax recoverable from, or payable to, a taxation authority is included as part of other amounts receivable or trade and other payables in the consolidated statements of financial position.

d)	Government assistance

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. Grants related to past costs incurred are not recognized until they become receivable. When a grant relates to an expense item, it is recognized in income over the period necessary to match the grant to the costs that it is intended to compensate. Where a grant relates to an asset, it is recognized as a reduction of the cost of that asset.
Grants containing repayment provisions are accounted for initially as a forgivable loan and reviewed at each reporting date to assess whether there is reasonable assurance that the Company will meet the terms for forgiveness of the loan. To the extent the loan is determined not to be repayable, all or part of the liability initially recorded is derecognized with a corresponding gain recorded on the consolidated statements of loss and comprehensive loss. Subsequent upward revisions to estimates of future repayments result in the recognition of an additional liability with a corresponding loss in the consolidated statements of loss and comprehensive loss. Subsequent downward revisions to estimates of future repayments result in the partial derecognition of the liability, with a corresponding gain in the consolidated statements of loss and comprehensive loss.

e)	Share-based payment transactions

Employees of the Company, including management personnel, receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (“equity-settled transactions”).
The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which the equity instruments are granted. The fair value is determined using a pricing model, as described in note 22.
The cost of equity-settled transactions is recognized over the period in which the performance or service conditions are fulfilled, together with a corresponding increase in equity. The cumulative expense recognized for equity-settled transactions at each reporting date reflects the extent to which vesting periods have expired and reflects the Company’s best estimate of the number of equity instruments that will ultimately vest.
The amount of expense or credit for a period on the consolidated statements of loss and comprehensive loss represents the movement in cumulative expense recognized as at the beginning and end of that period.
Where the terms of an equity instrument are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction or is otherwise beneficial to the employee, as measured at the date of modification.
Where an equity instrument is cancelled, it is treated as if it vested on the date of cancellation and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award and designated as a replacement award on the date that it is granted, the new and cancelled awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity instruments are treated equally.

f)	Financial instruments

i)	Financial assets

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Initial recognition and measurement

The Company’s financial assets include cash and cash equivalents, cash held in escrow, trade and other amounts receivable. Cash and cash equivalents in the consolidated statements of financial position comprise cash in banks, cash on hand and short-term deposits with an original maturity from the date of acquisition of three months or less. Cash and cash equivalents consist of cash and short-term deposits as defined above, net of outstanding bank overdrafts, if any. Cash held in escrow represents amounts restricted for the future incentive payments to certain employees involved in the development of specified products to be paid out upon acceptance of the final product by the Company’s customer.
Financial assets are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial assets at initial recognition.
All financial assets are recognized initially at fair value plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.
Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace are recognized on the trade date, being the date that the Company commits to purchase or sell the financial asset.
Subsequent measurement

The subsequent measurement of financial assets depends on their classification, as follows:
Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the effective interest rate method (“EIR”), less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the consolidated statements of loss and comprehensive loss. The losses arising from impairment are recognized in the consolidated statements of loss and comprehensive loss as finance costs.

Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held-to-maturity when the Company has the positive intention and ability to hold them to maturity. After initial measurement, held-to-maturity investments are measured at amortized cost using the EIR method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the consolidated statements of loss and comprehensive loss. The losses arising from impairment are recognized in the consolidated statements of loss and comprehensive loss as finance costs.
The Company did not have any held-to-maturity investments as at January 31, 2017 or 2016.
Available-for-sale financial investments

Available-for-sale financial investments include equity and debt securities. Equity investments classified as available-for-sale are those that are neither classified as held for trading nor designated at fair value through

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

profit or loss. Debt securities in this category are those that are intended to be held for an indefinite period of time and which may be sold in response to a need for liquidity or in response to changes in market conditions.
After initial measurement, available-for-sale financial investments are subsequently measured at fair value with unrealized gains or losses recognized as other comprehensive income (loss) in the available-for-sale reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in other operating income or determined to be impaired. If impaired, the cumulative loss is recognized in the consolidated statements of loss and comprehensive loss as finance costs and removed from the available-for-sale reserve.
The Company did not have any available-for-sale financial investments as at January 31, 2017 or 2016.
Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	The rights to receive cash flows from the asset have expired; or

•
The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Company’s continuing involvement in the asset. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.
Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

ii)	Impairment of financial assets

The Company assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

iii)	Financial liabilities

Initial recognition and measurement

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Financial liabilities are classified as financial liabilities at fair value through profit or loss, interest-bearing loans, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial liabilities at initial recognition.
All financial liabilities are recognized initially at fair value plus, in the case of interest-bearing loans, directly attributable transaction costs.
The Company’s financial liabilities include trade and other payables, interest bearing loans, repayable government assistance and convertible debt liability (note 25).
Subsequent measurement

The measurement of financial liabilities depends on their classification as follows:
Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.
Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by the Company that are not designated as hedging instruments in hedge relationships. Separate embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.
Gains or losses on liabilities held for trading are recognized in the consolidated statements of loss and comprehensive loss.
The Company has not designated any financial liabilities upon initial recognition as at fair value through profit or loss.
Interest-bearing loans and repayable government assistance

After initial recognition, interest-bearing loans and repayable government assistance are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the consolidated statements of loss and comprehensive loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the consolidated statements of loss and comprehensive loss.
Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statements of loss and comprehensive loss.

iv)	Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated statements of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

v)	Fair value of financial instruments

The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.
For financial instruments not traded in an active market, fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm’s length market transactions, reference to the current fair value of another instrument that is substantially the same, discounted cash flow analysis, or other valuation models.
An analysis of fair values of financial instruments and further details as to how they are measured are provided in note 25.
g) Inventories

Inventories are valued at the lower of cost, determined on a first-in, first-out basis, and net realizable value.
Cost includes those costs incurred in bringing the inventories to their present location and condition, which include costs charged to the Company by third-party manufacturers, excluding borrowing costs.
Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.
A reserve against inventories for obsolescence or unmarketable inventories is estimated based upon assumptions about future demand and market conditions. The amount of the reserve is reviewed at each reporting period and increased or decreased based on changes in those assumptions, with any adjustment included in cost of sales.
h) Property, plant and equipment

Property, plant, and equipment comprise leasehold improvements and furniture and equipment (including computers and integrated application software), and are stated at cost, net of accumulated depreciation or accumulated impairment losses, if any. Repair and maintenance costs are recognized in the consolidated statements of loss and comprehensive loss as incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets at annual rates as follows:

Leasehold improvements	Lease term
Furniture and equipment	2 to 5 years

An item of property, plant, and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of loss and comprehensive loss when the asset is derecognized.
The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial year end, and adjusted prospectively if appropriate.
Mask costs
Mask costs comprise payments to the Company’s suppliers for production tools used by the suppliers to produce the Company’s products. Mask costs are expensed as research and development costs when incurred, unless there is reasonable assurance that the product will be commercially viable, in which case the mask costs are included in furniture and equipment. Mask costs included in furniture and equipment are amortized on a straight-line basis over the expected production life of the related asset, which is typically 24 to 60 months.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

i) Intangible assets

Internally-generated intangible assets, excluding development costs, are not capitalized and expenditures are reflected in the consolidated statements of loss and comprehensive loss in the year in which the expenditure is incurred. Acquired intangible assets, other than intellectual property access license fees used in development activities as described below, are measured on initial recognition at cost and amortized over their expected useful lives, which is typically 24 to 60 months. As at January 31, 2017, the Company does not have any internally-generated intangible assets.
An intangible asset is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of loss and comprehensive loss when the asset is derecognized.
Research and development costs

Research costs are expensed as incurred. Development expenditures on an individual project, including intellectual property access license fees, are recognized as an intangible asset when the Company can demonstrate:

•	The technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	Its intention to complete and its ability to use or sell the asset;

•	How the asset will generate future economic benefits;

•	The availability of resources to complete the asset; and

•	The ability to measure reliably the expenditure during development.

Capitalized development costs are amortized over the expected life of the related products, which is typically 24 to 60 months.

Intellectual property access license fees
Intellectual property access license fees comprise payments for the rights to access commercially available, non-exclusive intellectual property used for product development activities.
Contracts that have a fixed term are considered to be service arrangements. These arrangements are not capitalized as intangible assets but are amortized over the term of the contract regardless of the timing of payments. Any excess of amounts invoiced by the supplier over the amounts recognized by the Company as development costs are deferred as prepayments of intellectual property licenses.
Contracts that allow for a fixed number of uses, or instantiations, of the intellectual property in unspecified products are deferred in full as a prepayment until successful instantiation in a product, at which time they are charged to product development costs. Those development costs are capitalized if the criteria indicated above are met.
An intellectual property access license fee prepayment is derecognized when no future economic benefits are expected from its use. Any loss arising on derecognition of the asset (calculated as the carrying amount of the prepayment plus any future financial obligations to the supplier for unrecognized costs) is included in the consolidated statements of loss and comprehensive loss as a research and development expense when the asset is derecognized.
j) Leases

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date: whether fulfillment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset or assets.
Finance leases, which transfer to the Company substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the consolidated statements of loss and comprehensive loss.
Leased assets are depreciated over the useful lives of the assets. However, if there is no reasonable certainty that the Company will obtain ownership by the end of the lease term, the assets are depreciated over the shorter of the estimated useful lives of the assets and the lease term.
Operating lease payments are recognized as an expense in the consolidated statements of loss and comprehensive loss on a straight-line basis over the lease term, net of lease inducements.
k) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statements of loss and comprehensive loss, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.
l) Impairment
The Company’s tangible and intangible assets are reviewed for indications of impairment at each date of the consolidated statements of financial position. If indication of impairment exists, the asset’s recoverable amount is estimated.
An impairment loss is recognized when the carrying amount of an asset, or its cash generating unit (“CGU”), exceeds its recoverable amount. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Impairment losses are recognized in profit or loss for the period. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to CGUs and then to reduce the carrying amount of the other assets in the CGU on a pro-rata basis.
The recoverable amount is the greater of the asset’s fair value less costs to sell or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.
4. Significant accounting judgments, estimates, and assumptions
In the process of applying the Company’s accounting policies, management has made the following significant judgments, estimates and assumptions, which have the most significant effect on the amounts recognized in the consolidated financial statements:
Fair value of financial instruments

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Where the fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flow model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair value. The judgments in estimating the fair value using the Binomial method include considerations of inputs such as the ability of the holder to redeem the instrument, liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.
Income taxes

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made or future changes to such assumptions could necessitate future adjustments to taxable income and expenses already recorded. The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective entity’s domicile.
Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized based upon the likely timing and the level of future taxable income together with future tax planning strategies.
The Company has significant undeducted scientific research and development expenditures. These deductible expenditures relate to the parent company and may not be used to offset taxable income of the subsidiaries. The subsidiaries do not have any tax planning opportunities available that could partly support the recognition of these deductions as deferred tax assets. See notes 3 and 7 for further information on income taxes.
Government assistance

Government grants are recognized where there is reasonable assurance that the grant will be received and conditions to retain the assistance will be met. Assistance related to costs incurred is not recognized until there is reasonable assurance that it will be collectible.
Grants with repayment provisions are accounted for as a liability when it is determined that the conditions for repayment are likely to occur. Certain repayment provisions are based on future revenue levels. These provisions for repayable government assistance are estimated using management’s estimates of future cash flows over the applicable repayment period, which are subject to significant measurement uncertainty and to judgment by management, both as to timing and amount.
The amount of assistance expected to be retained through forgiveness is estimated based on assumptions about achieving the forgiveness conditions by the dates specified in the assistance agreements.
Amounts of estimated repayments or forgiveness are subject to adjustment, with increases or decreases in those estimates recorded in the period the estimates are revised. See notes 8, 17 and 23 for further information on government assistance.
Investment tax credits

The Company earns Canadian investment tax credits that are calculated based on the amount of qualifying research and development expenditures incurred in each taxation year. A portion of these credits is refundable in cash. The balance is non-refundable and may only be claimed as a reduction of Canadian income taxes payable. Management estimates the amount of refundable and non-refundable investment tax credits based on historic claims, its

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

expectations of its taxable status for the taxation year, and its determination of the amount of its qualifying expenditures. The amount of any tax credit is subject to review and adjustment by governmental authorities, which may vary from management’s estimates.
Significant management judgment is required to determine the amount of refundable and non-refundable tax credits to recognize based on the likely timing and the level of future income taxes payable in Canada, the expiration dates of non-refundable tax credits, any limitations on the amount of tax credits that may be refunded in any year, the determination of qualifying expenditures and available tax planning strategies. To date the Company has only recognized tax credits that it has determined to be recoverable in cash. See note 8 for further information on Canadian investment tax credits.

Share-based payment transactions

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility, and dividend yield, as well as making assumptions about them. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in note 21.
Acquired rights to access third-party intellectual property
The Company makes assumptions in determining whether acquired rights to access third-party intellectual property (“IP”) should be capitalized as intangible assets or treated as a service contract over the period of time the Company has access to the IP, which is typically 24 to 60 months. These assumptions and estimates include determining whether the underlying IP will continue to be used in future development activities and, if so, the period of time the IP will be available, the expected technological life of the IP and whether the Company has the ability to effectively make use of the IP in the absence of technical support from the supplier.
To the extent any of these assumptions or estimates are subsequently revised, such changes may have a material effect on future carrying values of prepayments, intangible assets, financial liabilities and product development costs. See note 3 for further information on deferred costs of IP licenses.
Future life of products
The Company makes assumptions when determining whether mask costs and development costs should be capitalized and amortized over the expected commercial life of a product, which is typically 24 to 60 months. These assumptions and estimates include whether the related product will be commercially viable and, if so, the estimated production life of that product. To the extent assumptions about the commercial viability of a product and its estimated production life are subsequently revised, such changes may have a material effect on cost of sales or operating expenses and on the carrying value of property, plant and equipment and intangible assets. See note 14 for further information on property, plant and equipment and note 15 for further information on intangible assets.
Inventory valuation

Valuations for inventory are adjusted based on historical usage and forecasted demand. These factors are impacted by market and economic conditions, technology changes, new product introductions, and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand and such differences may have a material effect on recorded inventory values. See note 12 for further information on inventories.
Convertible debt and warrant liability

The proceeds received on issue of the Company’s convertible debt and related warrants have been recorded as a liability. The convertible debt contains more than one embedded derivative, and therefore the Company has

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

designated the entire hybrid contract as a financial liability at fair value through profit or loss. The Company values the convertible debenture using recent arm’s length market transactions, discounted cash flow analysis and option pricing models. On conversion of the convertible debt to common shares, the pro-rata value of the convertible option is taken into share capital with any gain or loss flowing through profit or loss. See note 19 for further information on convertible debt and warrant liability.
5. Operating segment information
The Company is organized and operates as a single business unit for management purposes. The Company is a provider of smart network multimedia processor solutions that enable a rich video entertainment experience. It markets and sells its products worldwide to providers of video processing and storage equipment that sell their products into the consumer electronics and personal computing markets. The Company’s products are used in a broad array of consumer applications, including set-top devices, digital televisions, Blu-ray recorders and players, home gateways, and personal computers. The Company focuses on designing, selling, and marketing its products and outsources the physical manufacturing to specialized third-party manufacturers.
Geographic information
Substantially all of the Company’s long-lived assets are located in Canada.

Revenue is attributed to a geographic location based on direct purchasers’ bill-to locations, which may be different than the geographic location in which the products are consumed. The geographic location of a distributor’s customers may be different from the geographic location of the distributor. The following table is based on the geographic location of the direct purchasers of the Company’s products.

Revenue by geographic region is as follows:

	Fiscal periods Ended		Fiscal periods Ended
	January 31,	January 31,	January 31,	January 31,
Geographic revenue information	2017	2016	2017	2016
Taiwan	$17,690	$15,054	59.9%	57.3%
United States	1,265	4,087	4.3%	15.5%
Canada	2,546	532	8.6%	2%
Japan	3,533	2,628	12%	10%
China	519	1,491	1.8%	5.7%
Europe	1,976	314	6.7%	1.2%
Other	1,984	2,180	6.7%	8.3%
Total revenue	$29,513	$26,286	100%	100%

6. Expense details

The following tables provide additional information with respect to the Company’s expenses:

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

	Fiscal Years Ended
	January 31,	January 31,
	2017	2016
Listing fees	13	53
Interest paid on convertible debt	253	0
Change in fair value of financial liabilities	(1,160)	0
Other finance expense	581	448
Total finance expense (income)	(313)	501

	Fiscal Years Ended
	January 31,	January 31,
Amounts in thousands of U.S dollars	2017	2016
Included in cost of sales:
Costs of inventories recognized as an expense	19,110	15,179
Amortization of intangible assets	1,342	571
Included in research and development expenses:
Depreciation of property plant and equipment	286	334
Share-bas ed payment trans action expense	381	225
Operating lease expense	22	136
Mask costs	243	—
Included in selling, general and administrative expenses:
Depreciation of property plant and equipment	86	77
Share-based payment transaction expense	776	76
Operating lease expense	9	12

7. Income taxes

Income tax expense
The significant components of income tax expense are as follows:

	Fiscal Year Ended
	January 31, 2017	January 31, 2016
Current income tax expense	(60)	(29)
Deferred tax
Origination and reversal of temporary differences	758	4,371
Unrecognized benefit of deferred tax assets	(758)	(4,371)
Deferred income tax recovery	—	—
Total income tax expense	$(60)	$(29)

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

	Fiscal Year Ended
	January 31, 2017	January 31, 2016
Amounts in thousands of U.S. dollars
Canadian investment tax credits recognized	(140)	(207)
Amounts recognized under specific programs	(509)	37
Adjustment to provision for repayable government assistance	90	(922)
Amount deducted from research and development expenses	$(559)	$(1,092)

Income tax expense is primarily a result of income taxes of non-Canadian subsidiaries. The reconciliation between loss multiplied by the Canadian domestic tax rate and income tax expense is as follows:

	Fiscal Year Ended
	January 31, 2017	January 31, 2016
Loss for the year before income taxes	(10,721)	(11,605)
Canadian federal and provincial combined tax rate	26.5%	26.5%
Tax based on Canadian combined income tax rates	(2,841)	(3,075)
Adjustments resulting from:
Rate differences across jurisdictions	(59)	(16)
Impact of deferred tax assets not benefited	499	3,019
Permanent differences	2,462	101
Total income expense	$60	$29

The Company offsets tax assets and tax liabilities if it has a legal enforceable right to offset current tax assets and current tax liabilities or the deferred tax assets and deferred tax liabilities and they relate to taxes levied by the same tax authority. Permanent differences arise primarily from non-deductible expenses such as share-based compensation and meals and entertainment.

Deferred income tax

The benefit of the following temporary differences has not been recognized in the financial statements:

	Fiscal Year Ended
	January 31, 2017	January 31, 2016
Scientific research and experimental development expenditures	117,445	114,446
Provision for repayable government assistance	1,547	1,571
Non-capital losses	23,853	28,220
Non-refundable ITC	26,754	25,944
Share Issue Costs	816	1,320
Other	4,737	2,447
Total	177,169	173,949

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The Company is subject to Canadian federal, provincial, and foreign income taxes. Tax laws are complex and can be subject to different interpretations. The Company has prepared its tax provision on the interpretations of tax law that it believes represent the probable outcome. The Company may be required to change its provision for income taxes if the tax authorities ultimately are not in agreement with the Company’s interpretation.

In assessing the realization of tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible in the appropriate jurisdiction. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates, and tax planning strategies in making this assessment. Based upon levels of historical taxable income and its projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is not probable that the Company will realize the benefits of these deductible differences and tax loss carryforwards during the projection period.
Undeducted scientific research and experimental development expenditures

As at January 31, 2017, the Company had undeducted scientific research and experimental development expenses in the amount of $117.4 million (2016: $114.4 million). These undeducted expenses are available to reduce future Canadian taxable income and do not expire.
Non-capital losses
As at January 31, 2017, the Company had non-capital losses of $23.9 million. The non-capital losses are available to reduce future Canadian taxable income, and will expire between the years 2033 to 2037.
Investment tax credits
As at January 31, 2017, the Company had non-refundable investment tax credits of $26.8 million. The non-refundable investment tax credits expire between the years 2022 to 2037.
8. Government assistance
The Company applies for and receives assistance under specific government programs and receives assistance by way of Canadian investment tax credits. A portion of these investment tax credits is refundable with the balance only being recoverable by applying them against Canadian income taxes payable.
The following table shows the amount of government grants and investment tax credits deducted from research and development expenses in each year:

	Fiscal Years Ended
a) Government assistance	January 31, 2017 $	January 31, 2016 $
Canadian investment tax credits recognized	(338)	(208)
Amounts recognized under specific programs	(509)	37
Adjustment to provision for repayable government assistance	90	(923)
Government assistance deducted from research and development expenses	($757)	($1,094)

Canadian investment tax credits

As a publicly listed company, ViXS is not eligible to generate federal Canadian refundable investment tax credits for research and development costs; however, the Company is eligible for refundable Ontario Innovation Tax Credits.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

These research and development costs will also generate non-refundable federal tax credits that can only be applied against income taxes payable. As at January 31, 2017, the Company has unrecognized but available non-refundable Canadian investment tax credits that totaled $26.8 million (2016: $25.9 million). These credits expire beginning in the year ending January 31, 2022, through the year ending January 31, 2037

In assessing the realization of non-refundable Canadian investment tax credits, management considers whether it is more likely than not that some portion or all of those credits will be realized. The ultimate realization of these credits is dependent upon the generation of income taxes payable prior to their expiration. Management considers projected future taxable income, projected income tax rates, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment. Based upon levels of historical taxable income taxes payable and its projections of future income taxes payable over the periods prior to the expiration of these credits, management believes it is not more likely than not that the Company will realize the benefits of these credits during the projection period. Consequently, these non-refundable credits have not been recognized as an asset in the consolidated statements of financial position.
Technology Partnerships Canada (“TPC”) agreement

The Company has entered into a contribution agreement with the Government of Canada through TPC as described in note 17. TPC provided funding of $6.5 million, all of which was fully recognized by January 31, 2009 as a reduction to research and development expenses. Royalties are payable to TPC as described in note 17. Future royalties are estimated and are accounted for as a liability for repayment of the assistance.

Upon completion of the funded project in fiscal 2009, the Company determined that the conditions for payment of royalties to TPC were likely to be met. Based on estimates of future gross revenue in the repayment period, the Company determined that the maximum repayment could be repayable to TPC. Consequently, the full amount of government assistance previously recorded as a reduction of research and development expenditures was recorded as a liability, with a corresponding charge to research and development expenses. A discount rate based on the net present value of the estimated royalties was determined as being equal to the amount of the liability.

During the year ended January 31, 2017, the Company reassessed its estimate of future royalties potentially payable to TPC. As a result of this change in estimate, the Company decreased the amount of the estimated liability by $90K, which was recorded as a reduction to research and development expenses. No change was made to the discount rate used in preparing the estimate. Key assumptions used in estimating the obligation was the revenue growth rate ranging from 12% to approximately 30% and a discount rate of 10.1%.
SJIF Agreement
On March 2, 2016, the Company received notice from the Government of Ontario that they had waived repayment of the loan. Accordingly, the Company recorded a $0.5 million reduction in research and development expenses during the first quarter of the fiscal year ending January 31, 2017.
9. Loss per share
Basic loss per share amounts are calculated by dividing net loss for the year attributable to common equity holders by the weighted average number of common shares outstanding during the year.
Diluted loss per share amounts are calculated by dividing the net loss attributable to common equity holders by the weighted average number of common shares outstanding during the year plus the weighted average number of common shares that would be issued on conversion of all the dilutive potential common shares into common shares, provided the inclusion of the potential common shares is not anti-dilutive. The inclusion of potential common shares would be anti-dilutive for years presented where there is a net loss.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The following table shows the amount of potential common shares in each year:

	Fiscal Years Ended
	January 31, 2017 $	January 31, 2016 $
Net loss attributable to common equity holders for basic earnings	($10,956)	(11,634)
Weighted average number of common shares adjusted for the effect of dilution	62,285	50,961
Loss per share	($0.17)	($0.23)

10. Trade accounts receivable
Trade accounts receivable are generally non-interest bearing and are due on 30 to 60 day terms. For the years ended January 31, 2017 and 2016, no amounts were determined to be uncollectible.

In the normal course of business, the Company is exposed to credit risk from its accounts receivable from customers. The carrying amounts for accounts receivable are net of applicable allowances for doubtful accounts, which are estimated based on past experience, specific risks associated with the customer and other  relevant information. The maximum exposure to credit risk is the carrying amount of the financial assets.

The details of the aging of accounts receivable and allowance for doubtful accounts as at January 31 are as follows:

	January 31, 2017	January 31, 2016
Current	$2,492	$1,693
30-60 days	60	335
61-90 days	0	81
Over 90 days	74	182
	$2,626	$2,291

Allowance for Doubtful Accounts	January 31,
	2017	2016
Amounts in thousands of U.S. dollars	$	$
Balance, beginning of year	—	108
Increase (decrease) to allowance for doubtful accounts	—	(108)
	$—	$—

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

11. Other amounts receivable

	January 31,
Amounts in thousands of U.S. dollars	2017	2016
Canadian investment tax credits receivable	$140	$207
Other	305	408
	$445	$615

Canadian investment tax credits receivable represent estimated amounts receivable based on eligible expenditures incurred, regardless of whether claims have been filed.

Other receivables include employee loans for exercised options that are due on January 31, 2020. Twenty-five percent (25%) of the principal loan amount plus accrued interest is due on February 28, 2017. The remaining seventy-five percent (75%) of the principal loan amount plus accrued interest is due at the end of each calendar quarter and will be forgiven provided certain performance milestones are met.

12. Inventories

Inventories consist of the following:

	January 31,
Amounts in thousands of U.S. dollars	2017	2016
Work in progress	$1,939	$1,562
Finished goods on hand	1,293	589
	$3,232	$2,151

13. Prepayments

	January 31,	January 31,
Amounts in thousands of U.S. dollars	2017	2016
Current prepayments
Intellectual property access license fees	$310	$616
Other deposits and prepayments	641	6,042
Total current prepayments	$951	$6,658

Non-current prepayments
Intellectual property access license fees	0	314
Other deposits and prepayments	203	0
Total non-current prepayments	$203	$314

Other deposits and prepayments include $0.5 million (2016: $2.6 million) of deposits with two of the Company’s suppliers held against future purchases.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Intellectual property access license fees
Intellectual property access license fees comprise the excess of amounts invoiced by suppliers over amounts charged to research and development expenses for rights to access certain commercially available third-party intellectual property used in product development activities.
14. Property, plant, and equipment
Property, plant, and equipment comprise leasehold improvements and furniture and equipment (including capitalized mask costs), as follows:

	Leasehold improvements	Furniture and equipment	Total
Cost or valuation
As at January 31, 2015	$596	$8,871	$9,467
Additions	0	390	390
January 31, 2016
Additions	0	1,426	1,426
Disposals	0	(496)	(496)
As at January 31, 2017	$596	$10,191	$10,787

Accumulated depreciation
As at January 31, 2015	$596	$6,868	$7,464
Depreciation charge for the year	0	634	634
January 31, 2016
Depreciation charge for the year	0	$757	$757
Disposals	0	($487)	($487)
Asta January 31, 2017	$596	$7,772	$8,368

Net Book Value
As at January 31, 2016	0	$1,759	$1,759
As at January 31, 2017	$0	$2,419	$2,419

15. Intangible assets
Intangible assets comprise capitalized development costs, as follows:

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Amounts in thousands of U.S. dollars
As at January 31, 2015	$ 4,684
Additions	1,403
Disposals	—
As at January 31, 2016	$ 6,087
Additions	2,686
Disposals
As at January 31, 2017	$ 8,773

Accumulated amortization
As at January 31, 2016	$—
Depreciation charge for the year	571
As at January 31, 2016	$ 571
Depreciation charge for the year	1,342
Disposals	—
As at January 31, 2017	$ 1,913

Net Book Value
As at January 31, 2016	$ 5,516
As at January 31, 2017	$ 6,860

16. Bank borrowings
The Company had an $8 million revolving bank loan facility that expired on January 31, 2017. Pursuant to the borrowing formula calculated on balances as at January 31, 2017, the Company was in excess of its calculated borrowing capacity by $17K. As at January 31, 2016, the Company had an additional $0.7 million of available committed borrowing facilities.

	Interest		January 31,	January 31,
	rate (%)	Maturity	2017	2016

$8.0 million revolving loan	Prime + 1%	Janaury 31, 2017	5,685	5,285
			$ 5,685	5,285

Under the terms of the revolving loan, the Company is subject to certain restrictive covenants. On January 31, 2017 the Company was in compliance with these covenants.

On March 29, 2017, the Company completed an amendment to the loan agreement which extended the term of the loan to April 28, 2017 and reduced the maximum loan amount to $6.9 million. The interest rate was increased to prime prime plus 2% for an effective rate of 6%.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

17. Repayable government assistance

			Fiscal year ended
			January 31,	January 31,
Amounts in thousands of U.S. dollars	Interest rate	Maturity	2017	2016

Technology Partnerships Canada	10.10%	January 31, 2023	$1,248	$1,290
Less current portion			159	152
Non-current portion			$1,089	$1,138

Canada-Israel Research and Development Fund	0.00%	None	299	280
Total non-current amount repayable			$1,388	$1,418

TPC

The Company’s agreement with the Government of Canada through the TPC Agreement requires the Company to pay royalties to TPC to a maximum of $6.0 million CAD ($4.6 million as at January 31, 2017). A base royalty amount of $2.5 million CAD ($2.4 million) is payable on a quarterly basis over the royalty period from January 31, 2014 to 2023. An additional royalty based on 0.5% of the Company’s annual gross revenue in excess of $75.0 million is due within 120 days of each fiscal year ending January 31, 2014 to 2023. Royalty payments are to be made annually in arrears on May 31 of each year. Gross revenue is defined in the TPC Agreement as revenue from all sources including revenue that arises from products not developed under the TPC Agreement.
The non-current provision for repayable government assistance to TPC comprises the present value of the estimated future royalty amounts payable during the period from May 31, 2016 to May 31, 2021, based on estimated revenue forecast after January 31, 2017 for the balance of the royalty period, at an implied discount rate of 10.1%. Amounts payable to TPC are payable in Canadian dollars. The finance costs associated with this provision are shown in note 8.

Province of Ontario agreements

SJIF Agreement

In September 2011, the Company entered into a second agreement with Ontario effective June 10, 2011 (the “SJIF Agreement”), under which Ontario agreed to provide funding of up to $5.0 million CAD ($3.8 million at January 31, 2017) for specified research and development activities. The SJIF Agreement has a ten-year term, with the funding expected to be advanced over the first five years as the Company incurs eligible costs. Provided the Company meets its obligations as specified in the agreement, up to 100% of this funding may be forgiven after five years. In addition, Ontario shall be entitled to a holdback of $0.10 CAD of each dollar of disbursement up to a maximum amount of $0.6 million CAD ($0.5 million as at January 31, 2017). Any amounts due from or payable to Ontario are denominated in Canadian dollars.

In the event the Company does not complete the project or achieve the job targets by the project completion date, amounts received from Ontario will be fully repayable. As at January 31, 2016, the Company was not in compliance with the agreed job targets, but exceeded the project’s investment commitments under the SJIF Agreement. On March 2, 2016 the government of Ontario waived the repayment and the Company reversed the $0.5 million current liability with an offsetting reduction in research and development expense.
Canada-Israel Industrial Research and Development Foundation (“CIIRDF”)

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The Company has an agreement with the CIIRDF under which the Company received funding for specified development costs. This funding is repayable through a royalty based on sales of products that were developed under the project, up to the amount received, without interest. There is no minimum royalty payable and there is no time limitation on royalty repayments. This project is complete and to-date, no royalty repayments have been made. Any amounts payable to CIIRDF are payable in Canadian dollars.

18. Trade and other payables

	January 31,
Amounts in thousands of U.S. dollars	2017	2016
Trade payables	$2,344	$3,240
Other payables and accrued liabilities	1,674	2,399
Deferred rent liability	126	130
Total trade and other payables	$4,144	$5,769

Trade payables are non-interest bearing and are normally settled on 30- to 60-day terms. See note 25 for information on the Company’s credit risk management processes.

19. Financial liabilities
The Company recently completed non-brokered private placements on January 12, 2016 (the “January Private Placements”) and September 9, 2016 (the “September Private Placements”).

January Private Placements

On January 12, 2016, ViXS completed two non-brokered private placements (collectively the “January Private Placements”), raising aggregate gross proceeds of approximately $4.9 million (CAD$6.9 million). Participants in the January Private Placements were primarily existing shareholders and senior management of the Company and the net proceeds were used to strengthen the Company’s financial position and fund working capital needs.

The January Private Placements consisted of a private placement (the “January Convertible Debenture Private Placement”) of secured subordinated convertible debentures (the “January Convertible Debentures”) and a private placement (the “January Unit Private Placement”) of units (the “January Units”). All securities sold in the Private Placements, including any shares issued on the conversion of the Convertible Debentures and the exercise of common share purchase warrants issued under the Private Placements, are subject to applicable four-month hold periods pursuant to Canadian securities laws and such other hold periods in other jurisdictions applicable to the purchaser.

The January Private Placements included the issuance of common share purchase warrants (as described below) which could, assuming the exercise of all of the common share purchase warrants issued pursuant to the January Private Placements, generate additional aggregate gross proceeds of $2.0 million (CAD $2.8 million).

January Convertible Debenture Private Placement

Under the January Convertible Debenture Private Placement, the Company issued $2.4 million ($3.4 million CAD) principal amount of secured subordinated Convertible Debentures. The January Convertible Debentures will mature four years from the date of issuance on January 12, 2020, and bear interest at the rate of 10% per annum, payable semi-annually in arrears. If, at any time after the closing of the January Convertible Debenture Private Placement,

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

the market price of the common shares of the Company exceeds $0.80 CAD for 15 consecutive trading days, then the interest rate will be reduced to a fixed rate of 1% per annum.

The January Convertible Debentures are convertible into common shares at a conversion price $ 0.34 CAD, in whole or in multiples of $CAD 0.5 million.

The Company may, at its option, redeem the January Convertible Debentures in whole or in multiples of $CAD 0.5 million at the following times and prices:

•	Between April 30, 2016 and January 12, 2017, at a redemption price equal to 110% of the principal amount of the January Convertible Debentures plus accrued and unpaid interest; and

•	Between January 13, 2017 and January 12, 2020, at a redemption price equal to the principal amount of the January Convertible Debentures plus accrued and unpaid interest.

The January Convertible Debentures are secured by a general security interest in all of the assets of the Company that is subordinated to the security interest of a senior lender to the Company.

In connection with the January Convertible Debenture Private Placement, the Company issued 2,517,842 common share purchase warrants (the “January Convertible Debenture Warrants”). The January Convertible Debenture Warrants are exercisable for a period of 12 months from the issue date at an exercise price of $0.60 CAD per common share. If the market price of a common share exceeds $0.65 CAD for 10 consecutive trading days, each Convertible Debenture Warrant will become exercisable at any time during the subsequent 20-day period. Any January Convertible Debenture Warrants not exercised during the 20-day period shall expire. As part of the September Convertible Debenture Private Placement (see below), the warrant expiry date was extended to September 9, 2017.

The aggregate maximum number of common shares issuable in connection with the conversion of the January Convertible Debentures is 10,071,371, and the exercise of January Convertible Debenture Warrants is 2,517,842.

January Unit Private Placement

Under the January Unit Private Placement, the Company issued 10,075,336 Units at a price of $0.3453 CAD per Unit for gross proceeds of $2.5 million ($3.5 million CAD). Each Unit consisted of one common share of the Company and one-quarter of one common share purchase warrant (each whole warrant a “January Unit Warrant”). Each Unit Warrant enabled the holder to acquire one additional common share of the Company at an exercise price of $0.50 CAD per common share for a period of 12 months from the issue date. The January Unit Warrants were not exercised and expired on January 12, 2017.

The costs to complete the January Private Placements totalled $0.1 million, which consisted primarily of legal fees and were charged to finance costs.

September Private Placements

On September 9, 2016, ViXS completed the first tranche of two non-brokered private placements (collectively the “September Private Placements”), raising aggregate gross proceeds of approximately $5.2 million (CAD$6.64 million). Participants in the September Private Placements were primarily new and strategic investors along with senior management of the Company.

The September Private Placements consisted of a private placement (the “September Convertible Debenture Private Placement”) of secured subordinated convertible debentures (the “September Convertible Debentures”) and a private placement (the “September Unit Private Placement”) of units (the “September Units”). All securities sold in the September Private Placements, including any shares issued on the conversion of the September Convertible Debentures and the exercise of common share purchase warrants issued under the September Private Placements,

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

are subject to applicable four-month hold periods pursuant to Canadian securities laws and such other hold periods in other jurisdictions applicable to the purchaser.

On October 31, 2016, the Company completed the second tranche of its September Unit Private Placement, raising aggregate gross proceeds of approximately $0.4 million (CAD $0.5 million). On November 21, 2016, ViXS completed the second tranche of its September Convertible Debenture Private Placement, raising aggregate gross proceeds of approximately $0.4 million (CAD $0.5 million).

Total gross proceeds from both September Private Placements were $5.9 million (CAD $7.7 million). The September Private Placements included the issuance of common share purchase warrants (as described below) that could, assuming the exercise of all of the common share purchase warrants issued pursuant to the Private Placements, generate additional aggregate gross proceeds of $2.5 million (CAD $3.2 million).

September Convertible Debenture Private Placement

Under the September Convertible Debenture Private Placement, the Company issued $3.2 million (CAD $4.2 million) principal amount of secured subordinated September Convertible Debentures. The September Convertible Debentures will mature three years from the date of issuance on September 9, 2016, and bear interest at the rate of 10% per annum, payable semi-annually in arrears. If, at any time after the closing of the Convertible Debenture Private Placement, the market price of the common shares of the Company exceeds CAD $0.80 for 15 consecutive trading days, then the interest rate will be reduced to a fixed rate of 1% per annum.

The Convertible Debentures are convertible into common shares at a conversion price CAD $0.35, in whole or in multiples of CAD $0.5 million.

The Company may, at its option, redeem the Convertible Debentures in whole or in multiples of CAD $0.5 million at the following times and prices:

•	Between December 8, 2016 and September 9, 2017, at a redemption price equal to 110% of the principal amount of the September Convertible Debentures plus accrued and unpaid interest; and

•	Between September 10, 2017 and September 9, 2019, aa redemption price equal to the principal amount of the September Convertible Debentures plus accrued and unpaid interest.

The September Convertible Debentures are secured by a general security interest in all of the assets of the Company, which is subordinated to the security interest of a senior lender to the Company.

In connection with the September Convertible Debenture Private Placement, the Company issued 2,999,991 common share purchase warrants (the “September Convertible Debenture Warrants”). The September Convertible Debenture Warrants are exercisable for a period of 12 months from the issue date at an exercise price of CAD $0.60 per common share. If the market price of a common share exceeds CAD $0.65 for 10 consecutive trading days, each Convertible Debenture Warrant will become exercisable at any time during the subsequent 20-day period. Any Convertible Debenture Warrants not exercised during the 20-day period shall expire.

The aggregate maximum number of common shares issuable in connection with the conversion of the September Convertible Debentures is 11,999,994, and the exercise of September Convertible Debenture Warrants is 2,999,991.

September Unit Private Placement

Under the September Unit Private Placement, the Company issued 11,583,333 Units at a price of CAD $0.30 per Unit for gross proceeds of $2.7 million (CAD $3.5 million). Each Unit consisted of one common share of the Company and one-quarter of one common share purchase warrant (each whole warrant a “Unit Warrant”). Each Unit Warrant will enable the holder to acquire one additional common share of the Company at an exercise price of CAD $0.50 per common share for a period of 12 months from the issue date. If all the Unit Warrants are exercised, this

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

would result in the issuance of an additional 2,518,834 common shares for additional gross proceeds of $1.1 million (CAD $1.4 million).

The costs to complete the private placements totaled $0.1 million, which consisted primarily of legal fees and were charged to finance costs.

The Company has determined the Convertible Debentures and related Convertible Debenture Warrants meet the definition of a financial liability due to the variability of the conversion ratio as a result of the potential differences in the foreign exchange rate. Accordingly, the fair value of the Convertible Debentures and Convertible Debenture Warrants are treated as a financial liability measured at fair value through profit or loss. The fair value of the Convertible Debentures and Convertible Debenture Warrants are classified as Level 3 in the fair value hierarchy.

The Company has determined the shares issued as part of the Unit Private Placements meet the definition of equity. The related warrants have been determined to be a financial liability due to the variability of the conversion ratio as a result of the differences in the foreign exchange rate. Accordingly, the fair value of the Unit Warrants is treated as a financial liability measured at fair value through profit or loss. The fair value of the Unit Warrants financial liability is classified as Level 3 in the fair value hierarchy.

The gross proceeds on issuance of the Convertible Debenture Private Placements were allocated as follows:

	Convertible Debenture	Convertible
	Private Placement	Debenture Private Placement Warrants
Convertible Debentures issued January, 2016	1,994	29
Convertible Debentures issued September, 2016	2,871	21
Convertible Debentures issued October, 2016	407	1
Total	$5,272	$51

The gross proceeds on issuance of the Unit Private Placements were allocated as follows:

	Unit private Placement	Unit Private Placement Warrants
Units issued January, 2016 (10,075,336 units)	2,448	0
Units issued September, 2016 (9,800,000 units)	2,280	0
Units issued October, 2016 (1.783.333 units)	369	0
Total	$5,097	$0

A fair value adjustment for the fiscal years ended January 31, 2017 and 2016 have been reflected in finance costs:

	January 31, 2017	January 31, 2016
January 2016 Private Placement	$988	$278
September 2016 Private Placement	178	0
October 2016 Private Placement	13	0
Total	$1,179	$278

The fair value of all other financial instruments within the Company’s consolidated financial statements is not materially different from their carrying amount.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

20. Share capital

	January 31,
Authorized number of shares	2017	2016
Preferred shares without par value	Unlimited	Unlimited
Common shares without par value	Unlimited	Unlimited

To date, no dividends have been declared or paid on common shares.

21. Share-based payment plans

Share-based payment transactions reserve

The share-based payment transactions reserve recognizes the value of equity-settled transactions provided to consultants and employees, including key management personnel, as part of their remuneration.

Share Option Plan

Under the Company’s 2001 Share Option Plan, options to purchase common shares of the parent are granted to employees, directors and consultants. The exercise price of the share options is equal to the fair market value of the underlying shares on the date of grant. The options vest over time, typically four years from the date of the grant, provided the recipient remains a service provider. The terms of option grants are typically the same for executive and non-executive employees, directors, and consultants. The Board of Directors has the authority to grant share options and to determine the number of options that may be granted under the 2001 Share Option Plan.
The fair value of the share options granted to employees and directors is estimated at the grant date using the Black-Scholes option pricing model, taking into account the terms and conditions upon which the share options were granted. The fair value of options granted to consultants is estimated using the fair value of the services provided.
The contractual term of each option granted is ten years. There are no cash settlement alternatives. The Company does not have a past practice of cash settlement for these share options.
On July 9, 2013, the 2013 Long-Term Incentive Plan (“LTIP”) was approved by the shareholders of the Company. The LTIP amends and restates the 2001 Share Option Plan to allow other forms of long-term equity incentives be awarded, including non-statutory stock options, incentive stock options, share appreciation rights, restricted share units (“RSU’s”), performance units, and other share-based awards. Common shares subject to equity awards that are granted under the LTIP and that expire or are cancelled will, subject to plan limitations, again become available for grants under the LTIP. The LTIP also provides that no awards would be permitted to be granted to (a) any participants if the total number of common shares reserved for issuance to any one participant under the LTIP or any other security-based compensation arrangements of the Company would exceed 5% of the then issued and outstanding common shares, (b) any non-executive directors if the aggregate number of common shares reserved for issuance under the Plan or any other security-based compensation arrangements of the Company to all non-executive directors would exceed 1% of the then issued and outstanding common shares, (c) any non-executive directors if the aggregate value of awards granted under the LTIP or any other security-based compensation arrangements of the Company during any fiscal year would exceed $100,000, (d) any insiders if the total number of common shares issuable to all insiders under the LTIP or any other security-based compensation arrangement of the Company would exceed 10% of the then issued and outstanding common shares, and (e) any insiders (as defined in the LTIP) if the total number of common shares issued to all insiders within any one year period under the Plan or any other security-based compensation arrangement of the Company would exceed 10% of the then issued and outstanding common shares. On June 9, 2016, the maximum aggregate number of common shares that may be issued under the LTIP was amended to not more than 20% of the issued and outstanding common shares.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Share options

Share-based transaction expense (related to the share options) for the fiscal years ending January 31, 2016 and 2017 are as follows:

	Fiscal Years Ended
	January 31,	January 31,
Amounts in thousands of U.S. dollars	2017	2016
Employees, including executives	$413	$97
Non-executive directors	29	48
Total share-based payment transaction expense	$442	$145

On June 17, 2015, the Company issued 150,000 stock options at an exercise price of $0.7985 ($1.11 CAD), which represents the 5-day weighted average trading price of the shares on the TSX over the preceding date of the grant.

On September 24, 2015, the Company issued 800,000 stock options at an exercise price of $0.3008 ($0.4181 CAD), which represents the five-day weighted average trading price of the shares on the TSX over the preceding date of the grant.

On February 1, 2016, employees voluntarily surrendered 2,257,194 underwater share options that had an exercise price above $1.17 ($1.27 CAD) without receiving and without the expectation to receive any cash-based awards, securities or other consideration. These options were immediately cancelled and resulted in a charge to income of $0.2 million during the fiscal year ending January 31, 2017.

Share-based payment transaction expense - RSU Portion
	Fiscal Years Ended
	January 31,	January 31,
Amounts in thousands of U.S. dollars	2017	2016
Employees, including executives	$606	$144
Non-executive directors	110	12
Total share-based payment transaction expense	$715	$156

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Movements in the year

The following table shows the number and weighted average exercise prices of and movements in, share options:

	Number (000’s) #	Weighted average exercise price $
Outstanding, January 31, 2015	6,233	2.37
Granted	950	0.38
Forfeited	(2,929)	2.15
Exercised	(289)	1.88
Outstanding, January 31, 2016	3,965	1.88

Outstanding, January 31, 2016	3,965	1.88
Granted	0	0.00
Forfeited	(251)	2.60
Cancelled	(2,257)	2.60
Expired	(8)	1.75
Outstanding, January 31, 2017	1,449	0.88

Exercisable, January 31, 2016	1,765	2.69

Exercisable, January 31, 2017	724	1.22

The following table shows summary information about share options outstanding as at January 31, 2016 and January 31, 2017:

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

January 31, 2016
	Outstanding options			Exercisable options
Exercise prices	Number (000’s)	Weighted average remaining contractual term (years)	Weighted average exercise price ($)	Number (000’s)	Weighted average exercise price ($)
$0.40-0.84	950	9.6	0.41	0	0.40
0.85-1.17	988	7.7	1.03	445	1.06
1.18-1.75	204	1.1	1.75	204	1.75
1.76-7.09	1,611	7.5	2.58	904	2.58
7.10	66	7.1	7.10	66	7.10
7.11-9.99	124	5.7	7.23	124	7.23
10.00	22	4.6	10.00	22	10.00
$1.12-10.00	3,965			1,765

January 31, 2017
	Outstanding options			Exercisable options
Exercise prices	Number (000’s)	Weighted average remaining contractual term (years)	Weighted average exercise price ($)	Number (000’s)	Weighted average exercise price ($)
$0.40-0.84	800	8.6	0.32	266	0.32
0.85-1.17	468	7.0	1.02	299	1.05
1.18-1.75	37	0.9	1.75	37	1.75
1.76-7.09	128	6.4	2.69	106	2.69
7.10	1	3.1	7.10	1	7.10
7.11-9.99	10	4.7	7.23	10	7.23
10.00	5	3.4	10.00	5	10.00
$1.12-10.00	1,449			724

	January 31,	January 31,
	2017	2016
Number of equity awards available for grant, (000’s)	5,573	847
Weighted average remaining contractual life of options outstanding (years)	3.3	7.6
Range of exercise prices for options outstanding ($)	0.40-10.00	0.40-10.00
Weighted average fair value of options granted during the year ($)	0	0.41

The following table shows the average value of inputs to the Black-Scholes option pricing model used for determining the fair value of share options granted to employees and directors:

	Fiscal Years Ended
	January 31,	January 31,
	2017	2016
Dividend yield (%)	0	0.0%
Expected volatility (%)	0	56.0%
Risk-free interest rate (%)	0	1.6%
Expected forfeiture rate (%)	0	17.0%
Weighted-average expected life (years)	0	5.5

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Restricted Share Units (“RSU”)

RSU’s entitle participants the conditional right to receive one common share of the Company for each share unit. RSU’s vest over a 24- or 36-month period on the anniversary of the grant date, subject to certain vesting conditions. RSU’s granted as quarterly compensation to the Company’s Directors vest immediately on the grant date. RSU’s are measured at the grant date at a price which represents the 5-day weighted average trading price of the shares on the TSX over the preceding date of the grant.

The following table shows summary information about RSU’s outstanding as at January 31, 2017:

Number (000’s) #
Outstanding, January 31, 2016	1,752
Granted	7,774
Exercised	(1,429)
Cancelled	(604)
Outstanding, January 31, 2017	7,493

22. Related party disclosures
The consolidated financial statements comprise the financial statements of the Company and the following wholly-owned subsidiaries:

Name of subsidiary	Jurisdiction of incorporation	Functional currency
ViXS Systems Hong Kong Ltd.	Hong Kong	Hong Kong Dollar
ViXS Systems Japan KK	Japan	Japanese Yen
ViXS USA Inc.	Delaware	U.S. Dollar

Terms and conditions of transactions with related parties

Outstanding balances, if any, are unsecured, interest free, and settled in cash. There have been no guarantees provided or received for any related party receivables or payables. For the years ended January 31, 2016 and 2017, the Company has not recorded any impairment of receivables relating to amounts owed by related parties. This impairment assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.
Compensation of key management personnel
Key management is defined as the CEO, the CFO and the three highest paid executives.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

	Fiscal years ended
	January 31,	January 31,
	2017	2016

Salaries and bonuses	1,106	1,916
Payroll benefits	116	201
Share-based transaction expense	487	260
Total compensation of key management personnel	$1,709	$2,377

Stock options

Issue date (fiscal year)	Expiry Date (fiscal year)	Exercise Price $	Number
Executive directors:
2015	2024	$1.11	150
2016	2026	$0.32	800
Total executive directors & officers			950

Issue date (fiscal year)	Expiry Date (fiscal year)	Exercise Price $	Number
2015	n/a	$0.00	87
Total non-executive directors			87

RSU’s

Issue date (fiscal year)	Expiry Date (fiscal year)	Exercise Price $	Number
2016	2018	$0.90	41
2017	2020	$0.00	4,167
Total executive directors & officers			4,208

Issue date (fiscal year)	Expiry Date (fiscal year)	Exercise Price $	2017 #

2017	2020	$0.00	520
Total non-executive directors			520

See note 21 for information about the Company’s LTIP.
Compensation of non-employee directors
For the year ended January 31, 2017, independent directors were entitled to cash compensation totalling $166,000 (2016: $151,000). The Company reimburses reasonable costs to attend Board and committee meetings.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Transactions with other related parties

Morega Systems Inc. (“Morega”)

The Company sells products to Morega Systems Inc. (“Morega”), a manufacturer of consumer electronics products, which it incorporates into its products. The Company had no sales to Morega for the fiscal years ending January 31, 2017 and 2016. As at January 31, 2017, there was no balance receivable from Morega (January 31, 2016: nil).As at January 31, 2017, there was $33K pauyable to Morega (Janaury 31, 2016: nil)

The Company also subcontracts research and development services from Morega. The Company incurred $142K in consulting services for the fiscal year ending January 31, 2017 (January 31: nil).

Morega participated in the first tranche of the September Convertible Debt Private Placement. ViXS issued $560K ($750K CAD) principal and 535,714 related warrants to Morega.

Celtic House Venture Partners Fund III LP and Celtic House Venture Partners (Barbados) SRL, each affiliates of Celtic House Venture Partners Fund IIA LP (a major shareholder of the Company), are shareholders of Morega.

23. Commitments and contingencies
Operating lease commitments

The Company has entered into commercial leases on certain facilities and for technology license obligations. These leases have an average life of between three and six years with no renewal option included in the contracts. There are no restrictions placed upon the Company by entering into these leases.
Future estimated minimum rentals payable under non-cancellable operating leases and technology license obligations are as follows:

	<1 Yr	1-2 Yrs	3-5 Yrs	5+ Years	Total
	1/31/2017	1/31/2018	1/31/2022	1/31/2023
Operating leases	742	637	2,579	103	4,061
Technology license obligations	1,654	1,300	180	0	3,134
Purchase obligations	4,149	0	0	0	4,149
Total:	$6,545	$1,937	$2,759	$103	$11,344
Capital commitments

As at January 31, 2017, the Company had commitments of $4.1 million (2016: $6.1 million) to purchase goods and services in the ordinary course of business that had not yet been received or provided, primarily related to inventory purchases.

Amounts payable to and receivable from the Ontario Government are denominated in Canadian dollars. Amounts in the above table are expressed in U.S. dollars and have been converted using the ending exchange rate as at January 31, 2017, of $1.00 Canadian dollar equal to $0.7645 U.S. dollar.

24. Capital management

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The Company’s objectives when managing capital are: i) to maintain a flexible capital structure that optimizes the cost of capital at acceptable risk; and ii) to manage capital in a manner that balances the interests of equity holders. In the management of capital, the Company includes share capital, debt, including government assistance, and trade payables, cash and trade accounts receivable in its definition of capital.

Total management capital is as follows;

	Fiscal Years Ended
	January 31,	January 31,
	2017	2016
Revolving bank loan	5,685	5,285
Converible Debt	4,685	2,623
Warrant liability	130	60
Repayable government assistance	1,388	1,418
Current portion of repayable government assistance	159	661
Shareholders equity	3,229	10,370
Total	$15,276	$20,417

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The Company has no dividend policy. In order to maintain or adjust the capital structure, the Company may issue new equity, debt, or replace existing debt with different attributes.

The Company monitors capital on a number of bases, including working capital, adjusted working capital, operating results including gross margin, net income (loss), and cash flows from operating activities. The Company’s principal financial liabilities comprise of the revolving bank loan payable, repayable government assistance and trade and other payables. The main purpose of these financial liabilities is to raise financing for the Company’s operations. The Company has trade and other receivables and cash and short-term deposits that are derived directly from its operations.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

25. Financial instruments
The following tables sets out the classification of financial assets and liabilities:

	Less than 3 months $	3 to 12 months $	1 to 5 years $	Total $

January 31, 2016
Government assistance	0	638	1,441	2,079
Revolving bank loan payable	5,285	0	0	5,285
Convertible debt	0	2,901	0	2,901
Warrant liability	0	0	60	60
Trade and other payables	5,353	286	0	5,639
	$10,638	$3,825	$1,501	$15,964

January 31, 2017
Government assistance	0	159	1,388	1,547
Revolving bank loan payable	5,685	0	0	5,685
Convertible debt	0	0	4,685	4,685
Warrant liability	0	130	0	130
Trade and other payables	3,857	161	0	4,018
	9,542	$450	$6,073	16,065

Fair value

The fair values of financial instruments included in current assets and current liabilities approximate their carrying values due to their short-term nature. The fair values of financial instruments in other long-term liabilities approximate their carrying values as they are recorded at the net present values of their future cash flows, using an appropriate discount rate.

The following table presents information related to the Company’s financial assets and liabilities measured at fair value on a recurring basis and the level within the guidance hierarchy in which the fair value measurements fall as at January 31, 2017

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

	Fair value as at January 31, 2017
	Level 1	Level 2	Level 3	Total
Convertible Debenture - January	0	0	1,635	1,635
Convertible Debenture - September	0	0	3,050	3,050
Warrant Liability - January	0	0	76	76
Warrant Liability - September	0	0	54	54
TPC Liability	0	0	1,248	1,248
Total	0	0	$6,063	$6,063

The fair value of all other financial instruments within the Company’s consolidated financial statements is not materially different from their carrying amount.

The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies. Where quoted market values are not readily available, the Company may use considerable judgment to develop estimates of fair value. Accordingly, any estimated values are not necessarily indicative of the amounts the Company could realize in a current market exchange and could be materially affected by the use of different assumptions or methodologies. The Company classifies its fair value measurements within the following fair value hierarchy, which reflects the significance of the inputs used in making the measurements as defined in IFRS 7, Financial Instruments Disclosures. The fair value measurement is categorised in its entirety in the level of the lowest level input that is significant to the entire measurement.

The fair value of the Convertible Debentures was calculated using discounted cash flows. The Company recorded a charge of $1.2 million related to the change in fair value of the convertible debentures as of January 31, 2017.

There have been no transfers among any levels during the years.

Factors effecting the fair value calculation include the Company’s’ stock price volatility, risk-free rates and the implied credit spread. On a quarterly basis the Company reviews the factors effecting the fair value calculation and makes adjustments as it determines to be necessary. Changes to these items can have a significant impact on the fair value calculation.

	January 31,	September 30,	November 30,	Cash	Fair Value	January 31,
	2016	2016	2016	Payments	Adjustments	2017
Convertible Debenture - January	2,623	0	0	0	(988)	1,635
Convertible Debenture - September	0	2,871	370	0	(191)	3,050
Warrant Liability - January	60	0	0	0	16	76
Warrant Liability - September	0	25	0	0	29	54
TPC Liability	1,290	0	0	(114)	72	1,248
Total	$3,973	$2,896	$370	($114)	($1,062)	$6,063

Risk management

The Company is exposed to market risk (which includes interest rate risk and foreign currency risk), credit risk, and liquidity risk. The Company’s senior management oversees the management of these risks. The Board of Directors reviews and adopts policies for managing each of these risks, which are summarized below.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: interest rate risk, currency risk, commodity price risk and other price risk, such as equity risk. Financial instruments affected by market risk include loans and borrowings and deposits.
The sensitivity analyses in the following sections relate to the financial positions as at January 31, 2017 and 2016. The sensitivity analyses have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and the proportion of financial instruments in foreign currencies are all constant as at January 31 in each year. The analyses exclude the impact of movements in market variables on the non-financial assets and liabilities of foreign operations.
In calculating the sensitivity analyses, the Company has assumed that the sensitivity of the relevant consolidated statement of loss and comprehensive loss item is equal to the effect of the assumed changes in the respective market risks. This calculation is based on the financial assets and financial liabilities held as at January 31 in each year.
Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to its bank debt obligations with floating interest rates.
Interest rate sensitivity

The Company has exposure to variable interest rates on its bank borrowings as described in note 27. The following table shows the maximum, minimum and average month-end bank loan balances, including revolving loans and term loans, during each of the fiscal years ended January 31, 2016 and 2017:

	Fiscal Years Ended
	January 31,	January 31,
Amounts in thousands of U.S. dollars	2017	2016
Maximum	11,719	7,279
Minimum	7,909	0
Average month-end balance	9,580	2,942

The Company believes it has a material sensitivity to changes in interest rates arising from its Comerica revolving bank loan and convertible debt and warrant liability. Based upon a sensitivity analysis as at January 31, 2017, a hypothetical 1.0% change in interest rates would have changed the Company’s annual interest expense by approximately $79K to 117K. The Company does not use derivative financial instruments for speculative or trading purposes, however, this does not preclude the adoption of specific hedging strategies in the future.
Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to the Company’s operating activities (where revenue or expenses are denominated in a different currency from the Company’s functional currency), amounts due from or due to the Canadian governments and the Company’s net investments in foreign subsidiaries.

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

Foreign currency sensitivity

The following table shows the ending exchange rates as reported by the Bank of Canada for the past two fiscal years of one Canadian dollar expressed in U.S. dollars.
It demonstrates the sensitivity to a reasonably possible change in the CDN exchange rate against the U.S. dollar, with all other variables held constant, of the Company’s income before income taxes due to changes in the fair value of monetary assets and liabilities at the end of each year for each of the years ended January 31, 2016 and 2017, expressed in thousands of U.S. dollars.
The Company’s exposure to changes in foreign currency exchange rates for all other currencies is not material.

	Fiscal Years Ended
	January 31,	January 31,
	2017	2016
CAD exchange rate vs. U. S. dollar:
One CAD expressed in U. S. dollars (end of year)	0.7645	0.7153
Impact of a change in CAD exchange rate vs. U. S. dollar:
Increase of 10%	(692)	(379)
Decrease of 10%	692	379

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily for trade receivables and amounts receivable for investment tax credits and other government assistance) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. See note 10.
Trade accounts receivable

Customer credit risk is managed through the Company’s established policies, procedures and controls relating to customer credit risk management. Credit limits are established for all customers based on internal rating criteria. The Company periodically insures its non-North American trade receivables against non-payment.
Outstanding customer receivables are regularly monitored. Shipments to major customers are not generally covered by letters of credit or other forms of credit insurance. The requirement for an impairment adjustment is analyzed at each reporting date on an individual basis for major clients.
The following table shows the percentage owing from each customer representing 10% or more of trade accounts receivable:

	January 31,
	2017	2016
Customer 1	41%	39%
Customer 2	21%	0%
Customer 3	12%	0%

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

The following table represents the customers that represented 10% or more of total revenue:

	January 31,
	2017	2016
Customer A	58.3%	56.6%

Financial instruments and cash deposits

Credit risk from balances on deposit with banks and financial institutions is managed in accordance with the Company’s policies. Investments of surplus funds are made only with approved counterparties and within credit limits approved for each of those counterparties. The limits are set to minimize the concentration of risks and therefore mitigate financial loss through potential counterparty failure. Under the terms of its loan agreement described in note 25, the Company must hold its funds in the accounts of the lending bank, with limited exceptions.

Liquidity risk

The Company monitors its risk of a shortage of funds using a recurring liquidity planning tool. The Company’s objective is to maintain a balance between continuity of funding and flexibility through the use of debt, preferred shares, and common shares. Based on the carrying value of the liabilities reflected in the consolidated financial statements, $14.3 million of the Company’s debt, which includes government assistance liability, will mature in less than one year from January 31, 2017 (2016: $5.9 million).
The following table summarizes the Company’s financial assets and liabilities and non-financial assets and liabilities based on contractual undiscounted payments:

	Less than 3 months $	3 to 12 months $	1 to 5 years $	Total $

January 31, 2016
Government assistance	0	147	1,769	1,916
Revolving bank loan payable	5,285	0	0	5,285
Convertible debt	0	2,901	0	2,901
Warrant liability	0	0	60	60
Trade and other payables	5,353	286	0	5,639
	$10,638	$3,334	$1,829	$15,801

January 31, 2017
Government assistance	0	392	1,336	1,728
Revolving bank loan payable	5,685	0	0	5,685
Convertible debt	0	0	5,864	5,864
Warrant liability	0	130	0	130
Trade and other payables	3,792	161	0	3,953
	$9,477	$683	$7,200	$17,360

ViXS Systems Inc.
Notes to Consolidated Financial Statements
Years Ended January 31, 2017 and 2016
(in thousands of U.S. dollars, except per share, units and share amounts or unless otherwise indicated)

26. Subsequent events
Bank Revolving Loan
On March 29, 2017, the Company completed an amendment to the loan agreement which extended the term of the loan to April 28, 2017, and reduced the maximum loan amount to $6.9 million. The interest rate was increased to prime prime plus 2% for an effective rate of 6%.

Sale of Assets

On April 11, 2017, ViXS announced it had sold its legacy MoCA business to Maxlinear, Inc. for US$5 million in cash, which included a non-exclusive patent license, limited to the manufacturing and implementation of the XConnex MoCA business line.  This sale is also expected to free up a significant amount of working capital previously needed to support MoCA customers. As part of this exit strategy, ViXS also recently closed its Austin office that had been primarily focused on MoCA and networking chips.